Exhibit 3(i).3

                            COMMONWEALTH OF VIRGINIA
                          STATE CORPORATION COMMISSION

                            ARTICLES OF AMENDMENT OF
                                NOXSO CORPORATION

         The undersigned corporation, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, hereby executes the following articles of amendment and sets forth:

                         The name of the corporation is
                               NOXSO CORPORATION.

1. The Articles of Incorporation of NOXSO CORPORATION are hereby amended by replacing ARTICLE THIRD in its entirety with the following:

         THIRD: The total number of shares of all classes which the Corporation is authorized to have outstanding is One Hundred Million (100,000,000) shares of which stock Eighty Million (80,000,000) shares in the par value of $.01 each, amounting in the aggregate to Eight Hundred Thousand Dollars ($800,000) shall be voting common stock and of which Twenty Million (20,000,000) shares in the par value of $.01 each, amounting in the aggregate to Two Hundred Thousand Dollars ($200,000), shall be preferred stock.

         The board of directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series, and by filing an amendment to these Articles of Incorporation pursuant to the applicable law of the State of Virginia, to establish from time to time the number of shares to be included in each such series and the qualifications, limitations or restrictions thereof. The authority of the board with respect to each series includes, but is not limited to, determination of the following:

         (1) The number of shares constituting that series and the distinctive designation of that series;

         (2) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

         (3) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

         (4) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

         (5) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption rates;

         (6) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

         (7) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

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         (8)      Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

2. The foregoing amendment was adopted on MAY 6, 2004.

3. The method of amendment was by a vote held at a Special Stockholder's Meeting of all stockholders held on May 6, 2004.

4. The amendment was proposed by the board of directors and submitted to the shareholders in accordance with the provisions of Chapter 9 of Title 13.1 of the Code of Virginia, and:

         (a) The designation, number of outstanding shares, and number of votes entitled to be cast by the Common Stockholders of the Company as the only voting group in the Company entitled to vote separately on the amendment was:

                           Total Number of     Number of Outstanding      %
         Designation     Shares Outstanding        Shares Voting        Voting
         -----------     ------------------    ---------------------    ------

         COMMON STOCK        11,787,150              10,357,707          87.87%

         (b) The total number of votes cast for and against the amendment by the Common Stockholders voting group entitled to vote separately on the amendment was:

                       Total No. of Votes  Total No. of Votes
                          Cast FOR the      Cast AGAINST the  Total No. of Votes
         Voting Group      Amendment            Amendment      Cast to  ABSTAIN
         ------------  ------------------  ------------------ ------------------
         COMMON
         STOCKHOLDERS   10,357,487(99.99%)         -0-            220 (<0.01%)

         (c) And the number cast for the amendment(s) by each voting group was sufficient for approval by that voting group.

Executed in the name of the corporation by:


 /s/ Richard J. Anderson                                December 29, 2004
-------------------------                            ---------------------------
Richard J Anderson                                      President
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     0198507-6                                          (801) 296-6976
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Corporate ID Number,
Commonwealth of Virginia